Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of BioRestorative Therapies, Inc. on Form S-1 (File No. 333-278488), Form S-3 (File Nos. 333-269631, 333-265052 and 333-258611) and S-8 (File Nos. 333-255681, 333-196299, 333-203310, 333-210555, 333-214621, 333-228434, 333-233309, 333-270909, 333-275571 and 333-283197) of our report dated March 27, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of BioRestorative Therapies, Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of BioRestorative Therapies, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Marlton, New Jersey

March 27, 2025